EXHIBIT 99.B9(b)


                      CO-ADMINISTRATION AGREEMENT
                         NATIONS ANNUITY TRUST

         This CO-ADMINISTRATION AGREEMENT (the "Agreement") is made as of February ___, 1998 by and between FIRST DATA INVESTOR SERVICES GROUP, INC., a Massachusetts corporation ("First Data"), and NATIONS ANNUITY TRUST, a Delaware business trust (the "Trust").

         WHEREAS, the Trust is registered as an open-end, series management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, the Trust desires to retain First Data to render certain fund accounting and related administrative services for the Trust's investment portfolios listed on Schedule I (individually, a "Portfolio" and collectively, the "Portfolios") to provide administrative services, and First Data is willing to render such services; and

         WHEREAS, the Trust is retaining pursuant to a separate
Administration Agreement, Stephens Inc. ("Stephens") to provide certain other administration services.

                              WITNESSETH:

                  NOW, THEREFORE, in consideration of the premises and mutual convenants herein contained, it is agreed between the parties hereto as follows:

           1. Appointment. The Trust hereby appoints First Data to act as Co-Administrator of the Portfolios, and First Data hereby accepts such appointment and agrees to render such services and duties set forth in Paragraph 3, for the compensation and on the terms herein provided. Absent written notification to the contrary by either the Trust or First Data, each new investment portfolio established in the future by the Trust shall automatically become a "Portfolio" for all purposes hereunder as if listed on Schedule I.

         2. Delivery of Documents. The Trust has furnished First Data with copies properly certified or authenticated of each of the following:

                  (a) the Trust Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933, as amended, and under the 1940 Act (File Nos. 333-40265 and 811-08481; respectively) as filed with the Securities and Exchange Commission (the "SEC") on November 14, 1997 relating to the Portfolios' units or shares (the "Shares");

                  (b)      the Portfolios' most recent Prospectus(es); and

                  (c) the Portfolios' most recent Statement(s) of Additional Information.

         The Trust will furnish First Data from time to time with copies, properly certified or authenticated, of all amendments of or supplements to the foregoing. Furthermore, the Trust will


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provide First Data with any other documents that First Data may reasonably request and will notify First Data as soon as possible of any matter materially affecting First Data's performance of its services under this Agreement.

         3. Duties as Co-Administrator. Subject to the supervision and direction of the Board of Trustees of the Trust, First Data, as Co-Administrator, will assist in supervising various aspects of the Trust's administrative operations and undertakes to perform the following specific services, from and after the effective date of this
Agreement:

                  (a) Providing accounting and bookkeeping services (including the maintenance for the periods prescribed by Rule 31a-2 under the 1940 Act of such accounts, books and records of the Trust as may be required by Section 31 (a) of the 1940 Act and the rules thereunder). First Data further agrees that all such records which it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request;

                  (b) Providing the services of certain persons who may be appointed as Treasurer or Assistant Treasurer of the Trust by the Trust's Board of Trustees;

                  (c) Valuing each Portfolios' assets and calculating the net asset value and the net income of the shares of each Portfolio in accordance with the Trust's current Prospectus(es) and resolutions of the Trust's Board of Trustees, provided, that in performing such services, First Data shall obtain security market quotes from independent pricing services, or if such quotes are unavailable, obtain such prices from the Adviser;

                  (d) Accumulating information for reports to the Trust's shareholders of record and the SEC including, but not necessarily limited to, Annual Reports and Semi-Annual Reports to Shareholders and on Form N-SAR and Notices pursuant to Rule 24f-2 under the 1940 Act;

                  (e) Preparing and filing on a timely basis the Trust's tax returns and other tax filings;

                  (f) On the basis of information provided by the Trust's investment adviser to First Data, performing monthly compliance testing with regard to the items specified on Annex A, attached hereto and incorporated herein;

                  (g) Preparing and furnishing the Trust with monthly broker security transactions summaries and monthly security transaction listings and (at the Trust's request) with performance information (including yield and total return information) calculated in accordance with applicable U.S. securities laws and reporting to external databases such information as may reasonably be requested: and

                  (h) Assisting the Trust and its agents in their accumulation and preparation of materials for Board of Trustees meetings and for regulatory examinations and inspections of the

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Trust, however only to the extent such materials relate to the services being performed for the Trust by First Data.

         In performing all services under this Agreement, First Data shall (a) act in conformity with the Trust's Declaration of Trust and By-Laws; the 1940 Act, the Investment Advisers Act of 1940 and other applicable laws, as the same may be amended from time to time; and the Trust's Registration Statement, as such Registration Statement may be amended from time to time, (b) consult and coordinate with legal counsel for the Trust, as necessary and appropriate, and (c) advise and report to the Trust and its legal counsel, as necessary or appropriate, with respect to any compliance or other matters that come to its attention.

         In connection with its duties under this Paragraph 3, First Data may, at its own expense, enter into sub co-administration agreements with other service providers, provided that each such service provider agrees with First Data to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder. First Data will provide the Trust with a copy of each sub co-administration agreement it executes relating to the Trust. First Data will be liable for acts or omissions of any such sub co-administrators under the standards of care provided herein under Paragraph 5.

         In performing its services under this Agreement, First Data shall cooperate and coordinate with Stephens as necessary and appropriate and shall provide such information as is reasonably necessary or appropriate for Stephens to perform its responsibilities to the Trust.

         4. Compensation. First Data shall bear all expenses in connection with the performance of its services under this Agreement, except those enumerated in 4(b) below.

                  (a) First Data will from time to time employ or associate with itself such person or persons as First Data may believe to be particularly suited to assist it in performing services under this Agreement. Such person or persons may be officers and employees who are employed by both First Data and the Trust. The compensation of such person or persons shall be paid by First Data and no obligation shall be incurred on behalf of the Trust in such respect.

                  (b) First Data shall not be required to pay any of the following expenses incurred by the Trust: investment advisory expenses; costs of printing and mailing stock certificates, prospectuses, reports and notices; interest on borrowed money; brokerage fees and commissions; taxes and fees payable to federal, state and other governmental agencies; fees of Trustees of the Trust who are not affiliated with First Data; outside auditing expenses; outside legal expenses; fees of independent pricing services utilized by First Data to value each Portfolio's assets; or other expenses not specified in this Section 4 which may be properly payable by the Trust and which are approved by the Trust's President or Treasurer.

                  (c) For the services to be rendered, and expenses assumed by (i) First Data under this Agreement and (ii) Stephens under the Administration Agreements with the Trust, the Trust will pay to Stephens, for its services and as agent for First Data, a monthly fee in accordance with the terms set forth in the Fee Letter Agreement dated as of __________, 1998,

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among the Trust, First Data and Stephens as the same may be amended from time to time (the "Fee Letter Agreement") provided, however, that any amendments to the Fee Letter Agreement shall be presented for approval or ratification by the Trustees at the next regularity scheduled Board meeting.

                  (d) The Trust will compensate First Data for its services rendered pursuant to this Agreement in accordance with the fees set forth above. Such fees do not include out-of-pocket disbursements by First Data for services that are not specifically identified in Paragraph 3 above. Such out-of-pocket disbursements may include, but are not limited to, costs associated with postage (including overnight services), telephone, telecommunications (including facsimiles), duplicating, pricing services and forms of supplies. First Data shall not be obligated to incur any out-of-pocket disbursements for services that are not specifically identified in Paragraph 3 above, unless reasonably satisfactory arrangements for the payment of such expenses are agreed to by the Trust and First Data, prior to such expenses being incurred.

         5.       Limitation of Liability; Indemnification.

                  (a) First Data shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from First Data's willful misfeasance, bad faith or gross negligence in the performance of such obligations and duties, or by reason of its reckless disregard thereof. Any person, even though also an officer, Trustee, partner, employee or agent of First Data, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with First Data' duties as Co-Administrator hereunder), to be acting solely for the Trust and not as an officer, Director, partner, employee or agent or one under the control or discretion of First Data even though paid by it.

                  (b) The Trust, on behalf of each Portfolio, will indemnify First Data against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit relating to the particular Portfolios and not resulting from the willful misfeasance, bad faith or gross negligence of First Data in the performance of such obligations and duties or by reason of its reckless disregard thereof. First Data will not confess any claim or settle or make any compromise in any instance in which the Trust will be asked to provide indemnification, except with the Trust's prior written consent. Any amounts payable by the Trust under this Section 5(b) shall be satisfied only against the assets of the Portfolio involved in the claim, demand, action or suit and not against the assets of any other investment portfolio of the Trust.

         6.       Termination of Agreement.

                  (a) This Agreement shall become effective February ___, 1998 and shall remain in full force and effect unless terminated pursuant to the Provisions of subsection (b) of this Section 6.

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                  (b) This Agreement may be terminated at any time
without payment of any penalty, upon 60 days' written notice, by vote of the holders of a majority of the Board of Trustees of the Trust or by First Data. First Data will cooperate with and assist the Trust, its agents and any successor administrator or administrators in the substitution/conversion process.

                  (c) Section 8 shall survive this Agreement's termination.

         7. Amendments. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

         8. Confidentiality. All books, records, information and data pertaining to the business of the Trust, its prior, present or potential shareholders and the Adviser's customers that are exchanged or received pursuant to the performance of First Data's duties under this Agreement shall remain confidential and shall not be disclosed to any other person, except as specifically authorized by the Trust or as may be required by law, and shall not be used for any purpose other than performance of its responsibilities and duties hereunder.

         9. Service to Other Companies or Accounts. The Trust acknowledges that First Data now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts, and as investment adviser, investment sub-adviser and/or administrator to other investment companies or series of investment companies, and the Trust has no objection to First Data's so acting. The Trust further acknowledges that the persons employed by First Data to assist in the performance of First Data's duties under this Agreement may not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of First Data or any affiliate of First Data to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

         10.      Miscellaneous.

                  (a) Any notice or other instrument authorized or required by this Agreement to be given in writing to the Trust or First Data shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

                                      To the Trust:

                                      Nations Annuity Trust
                                      111 Center Street
                                      Little Rock, Arkansas 72201
                                      Attention: Secretary

                                      To First Data:

                                      First Data Investor Services Group, Inc.
                                      One Exchange Place


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                                       53 State Street
                                       Boston, MA 02109
                                       Attention: Richard H. Rose

                  (b) This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

                  (c) This Agreement shall be construed in accordance with the laws of the State of Delaware.

                  (d) This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

                  (e) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

                  (f) This Agreement and the Fee Letter Agreement constitute the entire agreement between the parties hereto with respect to the matters described herein.


         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date, first written above.

                               FIRST DATA INVESTOR SERVICES
                               GROUP, INC.


                                By:
                                   -----------------------------
                                    Name:  Richard H. Rose
                                    Title: Senior Vice President


                                NATIONS ANNUITY TRUST


                                By:  ___________________________
                                     Name:  A. Max Walker
                                     Title: President and Chairman of the Board
                                            of Trustees




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                                ANNEX A

         First Data shall perform the following compliance tests on a monthly basis (based only on information received from the Trust's investment adviser, the accuracy of which will not be independently verified by First Data):

         1. The following tests derived from Sub-Chapter M of the Internal Revenue Code of 1986, as amended:

                  (a)      90% gross income test;
                  (b)      30% short-three test; and
                  (c)      asset diversification test.

         2. The following tests derived from the 1940 Act:

                  (a) Asset diversification tests for both money market funds and non-money market funds.

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                                                             EXHIBIT 99.B9(b)



                               SCHEDULE I


Nations Balanced Assets Portfolio
Nations Disciplined Equity Portfolio
Nations International Growth Portfolio
Nations Managed Index Portfolio
Nations Managed SmallCap Index Portfolio
Nations Marsico Focused Equities Portfolio
Nations Marsico Growth & Income Portfolio
Nations Value Portfolio


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